EXECUTION COPY








                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                         UNITED TECHNOLOGIES CORPORATION


                                   HSSAIL INC.


                                       AND


                             SUNDSTRAND CORPORATION



                                February 21, 1999


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                                TABLE OF CONTENTS
                                -----------------

                                                                          Page
                                                                          ----


                                    ARTICLE I

                                   THE MERGER

1.1   The Merger.......................................................      1
1.2   Effective Time...................................................      1
1.3   Closing of the Merger............................................      2
1.4   Effects of the Merger............................................      2
1.5   Certificate of Incorporation and By-laws of the
          Surviving Corporation .......................................      2
1.6   Directors and Officers of the Surviving Corporation..............      2


                                  ARTICLE II

              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

 2.1  Conversion of Capital Stock......................................      2
 2.2  Exchange Ratio; Fractional Shares; Adjustments...................      3
 2.3  Exchange of Certificates.........................................      5
      (a) Exchange Agent ..............................................      5
      (b) Exchange Procedures..........................................      5
      (c) Distributions with Respect to Unexchanged Shares.............      6
      (d) No Further Ownership Rights in Company Common Stock..........      6
      (e) Termination of Exchange Fund.................................      6
      (f) No Liability.................................................      6
      (g) Investment of Exchange Fund..................................      7
      (h) Withholding Rights...........................................      7
2.4   Stock Options and Other Stock Awards.............................      7


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1   Organization, Qualification, Etc.................................      9
3.2   Capitalization...................................................     10
3.3   Corporate Authority Relative to this Agreement; No Violation;
          Approvals ...................................................     11
3.4   Reports and Financial Statements.................................     12
3.5   No Undisclosed Liabilities.......................................     13
3.6   Permits; No Violation of Law.....................................     13
3.7   Environmental Laws and Regulations...............................     13
3.8   Employee Benefits ...............................................     16
3.9   Certain Contracts................................................     17


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3.10  Intellectual Property............................................     18
3.11  Absence of Certain Changes or Events.............................     18
3.12  Investigations; Litigation.......................................     19
3.13  Proxy Statement; Registration Statement; Other Information.......     19
3.14  Section 203 of DGCL; Rights Agreement............................     19
3.15  Board Action.....................................................     20
3.16  Tax Matters......................................................     20
3.17  Labor Matters....................................................     21
3.18  Year 2000 Compliance.............................................     21
3.19  Opinion of Financial Advisor.....................................     21
3.20  Required Vote of the Company Stockholders........................     21
3.21  Brokers..........................................................     21


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1   Organization, Qualification, Etc.................................     22
4.2   Capitalization...................................................     22
4.3   Corporate Authority Relative to this Agreement; No
          Violation; Approvals ........................................     23
4.4   Reports and Financial Statements.................................     24
4.5   Absence of Certain Changes or Events.............................     24
4.6   Proxy Statement; Registration Statement; Other Information.......     24
4.7   Board Action.....................................................     25
4.8   Lack of Ownership of Company Common Stock........................     25
4.9   No Required Vote of Parent Stockholders..........................     25
4.10  Brokers..........................................................     25


                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1   Conduct of Business by the Company Prior to the Effective Time...     25
5.2   Advice of Changes................................................     28
5.3   Conduct of Parent's Operations...................................     28


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

6.1   Regulatory Matters...............................................     28
6.2   Access to Information............................................     30
6.3   Company Stockholders Meeting.....................................     30
6.4   Legal and Other Conditions to Merger.............................     31




                                       -ii-
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6.5   Affiliates of the Company........................................     31
6.6   Stock Exchange Listing...........................................     31
6.7   Employee Benefits................................................     31
6.8   Indemnification; Directors' and Officers' Insurance..............     33
6.9   Additional Agreements............................................     34
6.10  Public Announcements.............................................     34
6.11  Merger Sub.......................................................     34
6.12  Subsequent Financial Statements..................................     34
6.13  No Solicitation..................................................     34


                                   ARTICLE VII

                              CONDITIONS PRECEDENT

7.1   Conditions to Each Party's Obligation to Effect the Merger.......     36
7.2   Conditions to Obligations of the Company.........................     37
7.3   Conditions to Obligations of Parent..............................     37


                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

8.1   Termination......................................................     38
8.2   Effect of Termination............................................     39
8.3   Amendment; Extension; Waiver.....................................     40


                                   ARTICLE IX

                               GENERAL PROVISIONS

9.1   Nonsurvival of Representations, Warranties and Agreements........     41
9.2   Expenses.........................................................     41
9.3   Notices..........................................................     41
9.4   Interpretation; Certain Definitions..............................     42
9.5   Counterparts.....................................................     43
9.6   Entire Agreement.................................................     43
9.7   Governing Law....................................................     43
9.8   Consent to Jurisdiction; Venue...................................     43
9.9   Specific Performance.............................................     43
9.10  Severability.....................................................     44
9.11  Assignment; Third Party Beneficiaries............................     44

Exhibit A - Form of Affiliate Letter


                                      -iii-
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                          AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this "Agreement"), dated as of February 21, 1999, is among United Technologies Corporation, a Delaware corporation ("Parent"), HSSail Inc., a Delaware corporation and a wholly owned direct Subsidiary (as defined herein) of Parent ("Merger Sub"), and Sundstrand Corporation, a Delaware corporation (the "Company").

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective stockholders for the Company to merge with and into Merger Sub (the "Merger," unless Parent makes a Cash Election (as defined herein) pursuant to Section 2.1(e), in which case the "Merger" shall mean the merger of Merger Sub with and into the Company) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

          WHEREAS, for federal income tax purposes, it is intended, unless Parent makes a Cash Election, that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I


                                   THE MERGER


     1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined herein), except as set forth below, the Company shall be merged with and into Merger Sub and as a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL; provided, however, that in the event that Parent makes a Cash Election pursuant to Section 2.1(e), Merger Sub shall be merged with and into the Company and as a result of the Merger the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

     1.2 EFFECTIVE TIME. No later than two business days (or such other date and time as the parties shall agree) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (the "Closing Date"), the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger"), in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing or, if another date and time is specified in such filing, such specified date and time, the "Effective Time").

     1.3 CLOSING OF THE MERGER. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on the Closing Date at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York unless another place, time or date is agreed to by the parties hereto.

     1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in
Section 259 of the DGCL.

     1.5 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION. If Merger Sub continues as the Surviving Corporation of the Merger, at the Effective Time, (i) the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows:
"The name of the company is "Hamilton Sundstrand Corporation") shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the DGCL, and (ii) the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until thereafter amended in accordance with the DGCL. If the Company continues as the Surviving Corporation of the Merger, (i) the Certificate of Incorporation of the Company shall be amended at the Effective Time to read in its entirety as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows: "The name of the company is "Hamilton Sundstrand Corporation"), and shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the DGCL; and (ii) the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until amended in accordance with the DGCL.

     1.6 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the By-laws of the Surviving Corporation.

                                   ARTICLE II


               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES


     2.1 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any of the following securities:

     (a) Each share of common stock, $0.01 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be

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converted into one share of common stock, $0.01 par value, of the Surviving
Corporation, and the Surviving Corporation shall be a wholly owned Subsidiary of Parent. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

     (b) Each share of capital stock of the Company held in the treasury of the Company shall be cancelled and retired and no payment shall be made in respect thereof.

     (c) Subject to Section 2.1(e), each outstanding share of common stock, $0.50 par value, of the Company ("Company Common Stock") shall be converted into and become the right to receive (i) subject to Section 2.2, a fraction of a share of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined in Section 2.2) (the "Stock Consideration") and (ii) cash (the "Cash Consideration," and the Stock Consideration collectively referred to as the "Merger Consideration") of $35.

     (d) Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Date (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such Dissenting Shares and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand, a "Dissenting Shareholder"). Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

     (e) If (i) the Parent Share Price (as defined herein) is equal to or less than $112.8938 (the "Reference Price") and (ii) Parent makes a cash election (the "Cash Election") by providing written notice to the Company of its exercise of its cash election right under this Section 2.1(e) promptly after expiration of the Measurement Period (as defined below), then the Merger Consideration to be received in respect of each share of Company Common Stock shall consist solely of the right to receive $70.00 in Cash Consideration.

     2.2 EXCHANGE RATIO; FRACTIONAL SHARES; ADJUSTMENTS.

     (a) EXCHANGE RATIO. The "Exchange Ratio" shall mean .2790; provided, however, that in the event that:

          (i) the product obtained by multiplying (X) .2790 by (Y) the average of the closing price of shares of Parent Common Stock (the "Parent Share Price") as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Tape (the "NYSE Composite Tape") on each of the ten consecutive trading days immediately preceding the fifth trading day prior to the date of the Company Stockholders Meeting (the "Measurement Period") is greater than $39.25, then the "Exchange Ratio" shall mean the quotient (rounded to the nearest 1/10,000) obtained by dividing (X) $39.25 by (Y) the Parent Share Price; or

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          (ii) the product obtained by multiplying (X) .2790 by (Y) the Parent
Share Price is less than $35.00, then the "Exchange Ratio" shall mean the quotient (rounded to the nearest 1/10,000) obtained by dividing (X) $35.00 by
(Y) the Parent Share Price.

     (b) NO ISSUANCE OF FRACTIONAL SHARES.

          (i) No certificates or scrip for fractional shares of Parent Common Stock shall be issued as a result of the conversion provided for in Section 2.1(c), and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Parent.

          (ii) As promptly as practicable following the Effective Time, the Exchange Agent (as defined herein) shall determine the excess of the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.3(a) over the aggregate number of full shares of Parent Common Stock to be distributed to the former holders of Company Common Stock pursuant to Section 2.3(b) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of the Parent Common Stock, shall sell the Excess Shares at then prevailing prices for Parent Common Stock on the NYSE, all in the manner provided in paragraph (iii) of this Section 2.2(b).

          (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE in round lots to the greatest extent practicable. Until the net proceeds of such sale or sales have been distributed to the former holders of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of such stock (the "Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Shares Trust to which each former holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Company Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Company Common Stock, as applicable, are entitled.

          (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to the former holders of Company Common Stock, in lieu of fractional share interests, the Exchange Agent shall make available such amounts to such former holders, net of any applicable withholding tax.

     (c) ADJUSTMENTS. In the event that prior to the Effective Time Parent shall declare a stock dividend or other distribution payable in shares of Parent Common Stock or securities convertible into shares of Parent Common Stock, or effect a stock split, reclassification, combination or other change with respect to shares of Parent Common Stock, the Exchange Ratio and the Reference Price set forth in this Article II shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

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     2.3 EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE AGENT. Immediately prior to the Effective Time, Parent shall deposit with Harris Bank and Trust Company, or such other bank or trust company designated by the Company and reasonably acceptable to Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock (the "Company Stockholders"), for exchange in accordance with this Section 2.3, (i) certificates representing the aggregate Stock Consideration issuable pursuant to
Section 2.1 and (ii) cash representing the aggregate Cash Consideration issuable pursuant to Section 2.1 (such shares of Parent Common Stock together with any dividends or distributions with respect thereto, the Cash Consideration and the Shares Trust, the "Exchange Fund").

     (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, but in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which prior thereto represented Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing that whole number of shares of Parent Common Stock such Company Stockholder has the right to receive pursuant to
Section 2.1 in such denominations and registered in such names as such holder may request and/or a check representing the Cash Consideration that such Company Stockholder has the right to receive pursuant to Section 2.1 plus (ii) the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such Company Stockholder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. The shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration or the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to Company Stockholders. In the event of a transfer of ownership of shares of Company Common Stock that is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, and/or a check for the Cash Consideration that such Company Stockholder has the right to receive pursuant to Section 2.1 plus the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if a Certificate held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration plus the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, a certificate representing the proper number of shares of Parent Common Stock and/or a check for the Cash Consideration that such Company Stockholder has the right to receive pursuant to Section 2.1 plus the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Company Common Stock formerly represented thereby, and unpaid dividends and distributions on shares of Parent Common Stock, if any, as provided in this Article II.

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3; provided that no such payments or distributions will be made if Parent has made a Cash Election. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes that may be required thereon.

     (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued and/or Cash Consideration paid upon surrender of Certificates in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby, and, as of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

     (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to Company Stockholders one year after the date of the mailing required by Section 2.3(b) shall be delivered to Parent, upon demand thereby, and holders of Certificates who have not theretofore complied with this
Section 2.3 shall thereafter look only to Parent for payment of any claim to the Merger Consideration and cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

     (f) NO LIABILITY. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Parent Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined herein), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Laws, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

     (g) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.3(e). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, then Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

     (h) WITHHOLDING RIGHTS. Each of the Surviving Corporation, Merger Sub and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Merger Sub or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Merger Sub or Parent, as the case may be.

     2.4 STOCK OPTIONS AND OTHER STOCK AWARDS. (a) At the Effective Time, each employee or director option to purchase shares of Company Common Stock (a "Company Option") that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a fully vested and exercisable option to purchase shares of Parent Common Stock (a "Parent Option") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company's Stock Incentive Plan, Management Stock Performance Plan or Nonemployee Director Stock Option Plan (collectively, the "Company Stock Plans"), as applicable, under which they were issued and the agreements evidencing grants thereunder):

          (i) the number of shares of Parent Common Stock to be subject to a Parent Option shall be equal to the product of the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time and the "Option Exchange Ratio" (as defined below), provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

          (ii) the exercise price per share of Parent Common Stock under a Parent Option shall be equal to the exercise price per share of Company Common Stock under the original Company Option immediately prior to the Effective Time divided by the Option Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

          For purposes of this Section 2.4, the "Option Exchange Ratio" shall mean the sum of (i) the Exchange Ratio, plus (ii) the quotient (rounded to the nearest 1/10,000) obtained by dividing (x) $35.00 by (y) the Parent Share Price; provided, that if the Parent makes a Cash Election, the Option Exchange Ratio shall mean the quotient (rounded to the nearest 1/10,000) obtained by dividing
(x) $70.00 by (y) the Parent Share Price. The Company shall use its reasonable best efforts to take all action necessary to effectuate the above adjustment including, if applicable, making modifications under the Company Stock Plans and obtaining consents from holders of Company Options.

     (b) If any holder of a Company Option does not consent to the adjustment in
Section 2.4(a), and a Cash Election is not made by Parent, at the Effective Time such Company Option shall be converted automatically into a fully vested and exercisable option (a "Hybrid Parent Option") to acquire shares of Parent Common Stock and cash in amounts and at an exercise price determined as provided below (and otherwise subject to the terms of the Company Stock Plans, as applicable, under which they were issued and the agreements evidencing grants thereunder):
(i) the number of shares of Parent Common Stock to be subject to a Hybrid Parent Option shall be equal to the product of the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and (ii) the exercise price per share of Parent Common Stock under a Hybrid Parent Option shall be equal to the exercise price per share of Company Common Stock under the original Company Option immediately prior to the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent; and (iii) upon any exercise of a Hybrid Parent Option, in addition to the shares of Parent Common Stock with respect to which the Hybrid Parent Option is then exercised, the optionee shall receive a lump sum payment in cash (less any applicable withholding) equal to $35.00 multiplied by the number of shares of Parent Common Stock with respect to which the Hybrid Parent Option is then being exercised and divided by the Exchange Ratio. If a Cash Election is made by Parent and any holder of a Company Option does not consent to the adjustment in Section 2.4(a), immediately prior to the Effective Time such Company Option shall be cancelled automatically and, as soon as practicable following the Effective Time, Parent or the Surviving Corporation shall provide such holder with a lump sum cash payment (less any applicable withholding) equal to the product of (i) the total number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time and (ii) the excess of $70.00 over the exercise price per share of Company Common Stock subject to such Company Option.

     (c) The duration and other terms of a Parent Option (or a Hybrid Parent Option or Cash Option, as applicable) shall be the same as the original Company Option from which it was converted except that all references to "the Company" in such original Company Option shall be deemed to be references to Parent.

     (d) At the Effective Time, each award or account (including restricted stock units, phantom stock and stock alternatives, but excluding Company Options) outstanding as of the date hereof (each a "Company Award") that has been established or granted under any employee or director incentive or benefit plan, program or arrangement maintained by the Company on or prior to the date hereof which provides for equity accounts or grants of equity based awards shall be amended or converted into a similar instrument of Parent (each a "Parent Award"), in each case with such adjustments to the terms and conditions of such Company Awards as are appropriate to preserve the value inherent in such Company Awards. The other terms and conditions of each Company Award, and the plans and agreements under which they were issued, shall continue to apply in accordance with their terms and conditions, including any provisions for acceleration.

     (e) As soon as practicable after the Effective Time, to the extent necessary to provide for registration of shares of Parent Common Stock subject to such substituted Parent Options, Hybrid Parent Options and Parent Awards, Parent shall file a Registration Statement on Form S-8 (or any successor form) with respect to such shares of Parent Common Stock and shall use its reasonable best efforts to maintain such Registration Statement on Form S-8 (or any successor form), including the current status of any related prospectus or prospectuses, for so long as Parent Options, Hybrid Parent Options and Parent Awards remain outstanding.

     (f) Parent and the Company shall take all such steps as may be required to cause the transactions contemplated by this Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                                   ARTICLE III
                                   -----------

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

     The Company represents and warrants to Parent and Merger Sub that:

     3.1 ORGANIZATION, QUALIFICATION, ETC. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the lack of such necessary governmental approvals or the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 9.4(b)) on the Company. The copies of the Restated Certificate of Incorporation of the Company (the "Company Certificate") and the By-laws of the

Company (the "Company By-laws") that have been delivered to Parent are complete and correct and in full force and effect on the date hereof, and the Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws.

     (b) Each of the Company's Subsidiaries (as defined in Section 9.4(b)) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority and all necessary governmental approvals to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the lack of such necessary governmental approvals or the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     3.2 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 150,000,000 shares of the Company Common Stock, and 2,216,516 shares of preferred stock, without par value, of the Company ("Company Preferred Stock"), none of which shares of Company Preferred Stock are designated. As of February 12, 1999, 53,955,401 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, 21,730,627 shares of Company Common Stock were held in the Company's treasury, 2,988,529 shares of Company Common Stock were reserved for issuance pursuant to the exercise of Company Options granted under the Company Stock Plans, 379,784 restricted shares of Company Common Stock (which are included in the number of outstanding shares of Company Common Stock set forth above) pursuant to one or more of the Company Stock Plans were outstanding and no shares of Company Common Stock were reserved for issuance under the Second Amended and Restated Rights Agreement, as amended and restated as of November 21, 1995, between the Company and Harris Trust and Savings Bank, as rights agent (the "Company Rights Agreement"). All the outstanding shares of Company Common Stock have been validly issued and are fully paid, non-assessable and free of preemptive rights. As of February 12, 1999, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its capital stock other than Company Options and Restricted Stock Units, of which, as of the date of this Agreement, 2,988,529 Company Options and 203,100 Restricted Stock Units, respectively, were outstanding, and 787,342 of such Company Options were exercisable. In addition to the foregoing, 4,655,481 shares of Company Common Stock, Restricted Shares, Restricted Stock Units and/or Stock Options, in the aggregate, remained available for grant under the Company Stock Plans.

     (b) All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company. There are no bonds, debentures, notes or other long-term indebtedness of the Company or any of its Subsidiaries ("Company Debt") having general voting rights (or convertible into securities having such rights) issued and outstanding. Set forth in Section 3.2(b) of the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Disclosure Schedule") is a complete and correct list of (i) all Company Debt and (ii) each Subsidiary (direct or indirect) of the Company and any joint ventures, partnerships or similar arrangements ("Company Joint Ventures") in which the Company or any of its Subsidiaries has an interest (and the amount and percentage of any such interest). No entity in which the Company or any of its Subsidiaries owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all other such entities, material to the business of the Company and its Subsidiaries taken as a whole.

     (c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, Company Common Stock or any capital stock of any Subsidiary of the Company. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company or any joint venture to which any of the Company or its Subsidiaries is a party, directly or indirectly, to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

     (d) Except for the issuance of shares of the Company Common Stock pursuant to Company Options, and except as provided for in Section 5.1, since February 12, 1999, no shares of Company Common Stock or Company Preferred Stock have been issued.

     3.3 CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION; APPROVALS. (a) The Company has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the approval and adoption of this Agreement by the Company Stockholders, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) (assuming stockholder approval of this Agreement is obtained) conflict with or violate any provision of the Company Certificate or the Company By-laws, (ii) conflict with or violate any provision of any equivalent organizational documents of any Subsidiary of the Company or any Company Joint Venture, (iii) assuming that all consents, approvals, authorizations and other actions described in Section 3.3(c) have been obtained and all filings and obligations described in Section 3.3(c) have been made, conflict with or violate any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree ("Law") applicable to the Company or any Subsidiary of the Company or any Company Joint Venture, or any of their respective properties or assets or (iv) except as set forth in Section 3.3(b) of the Company Disclosure Schedule, result in any breach of or any loss of any benefit or any triggering of "change of control" or additional rights under or constitute a default (or an event that with notice or lapse of time or both would become a default) under or require any novation or waiver of, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation, including agreements with respect to Company Joint Ventures, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts or violations that would neither, individually or in the aggregate,
(A) be reasonably expected to have a Material Adverse Effect on the Company nor
(B) prevent or materially delay the performance of this Agreement by the Company. The Company has provided copies of all documents regarding material matters referred to in clause (iv) and will make all reasonable efforts to provide copies of all other documents referred to in clause (iv), regardless of materiality, prior to Closing.

     (c) Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any non-United States competition, antitrust and investment Laws and the securities or blue sky Laws of the various states, the rules of the NYSE, and other than any necessary approvals of the government of the United States, the United Kingdom, China, India or any agencies, departments or instrumentalities thereof, which approvals are set forth on Section 3.3(c) of the Company Disclosure Schedule (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with or notification of, any foreign or domestic governmental, administrative, judicial or regulatory body or authority (a "Governmental Entity") or of or with any third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals, filings or notifications, the failure to obtain or make that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or substantially impair or delay the consummation of the transactions contemplated hereby.

     3.4 REPORTS AND FINANCIAL STATEMENTS. (a) Since December 31, 1995, the Company has timely filed all registration statements, prospectuses, forms, reports and documents and other filings required to be filed by it with the SEC under the rules and regulations of the SEC (collectively, the "Company SEC Reports"). As of their respective dates, such Company SEC reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) fairly present the financial position of the Company and its consolidated Subsidiaries, as of the dates thereof and the results of their operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments, which would not reasonably be expected to have a Material Adverse Effect on the Company), in each case, in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. None of the Company's Subsidiaries is required to file any reports, statements, prospectuses or other filings with the SEC.

     3.5 NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or disclosed in the notes thereto), except for (i) liabilities or obligations that are disclosed or provided for in the Company's Quarterly Report on Form 10-Q filed for the quarter ended September 30, 1998, (ii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the performance of this Agreement by the Company, and (iii) liabilities and obligations set forth in Section 3.5 of the Company Disclosure Schedule.

     3.6 PERMITS; NO VIOLATION OF LAW. (a) The Company and its Subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Entities (the "Company Licenses") as are necessary to conduct their respective businesses substantially in the manner currently conducted, and all such Company Licenses are valid and in full force and effect, except for any such Company Licenses that the failure to have or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with their respective obligations under the Company Licenses, with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     (b) The businesses of the Company and its Subsidiaries have not and are not being conducted in violation of any Law of any Governmental Entity (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws (as defined herein)) except for violations or possible violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     3.7 ENVIRONMENTAL LAWS AND REGULATIONS. Except as set forth in Section 3.7 of the Company Disclosure Schedule,

          (a) The operations of the Company and its Subsidiaries comply with all applicable Environmental Laws except for such noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have obtained all Environmental Permits necessary for the operation of their respective businesses, and all such Environmental Permits are in good standing and the Company and its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits, except for such failures to obtain or comply which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company. To the Company's knowledge, after due inquiry, neither the Company nor any of its Subsidiaries is subject to any ongoing investigation by order from or written claim by any person (including, without limitation, any current or prior owner or operator of any of the Company Property or any facilities owned, leased or operated by the Company) respecting
(i) any Environmental Law, (ii) any Remedial Action or (iii) any claim, demand, complaint or other action arising from the Release or threatened Release of a Hazardous Substance into the environment, except for such investigations, orders or written claims which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any judicial or administrative proceeding, or outstanding order, judgment, decree or settlement alleging or addressing a violation of or liability under, any Environmental Law, which upon resolution would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

          (b) (i) To the Company's knowledge, after due inquiry for such purpose, there have been no Releases by the Company or any of its Subsidiaries of any Hazardous Substances into, on or under or from any Company Property, and
(ii) the Company has not been notified of any Releases by the Company or any of its Subsidiaries of any Hazardous Substances into, on or under or from any other properties, including landfills in which Hazardous Substances have been Released or properties on or under or from which the Company or any of its Subsidiaries has performed services, in any case in such a way as would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company. No Company Property has been used at any time as a landfill or as a treatment, storage or disposal facility for any Hazardous Substance. To the Company's knowledge, after due inquiry for such purpose, there is not now, and there has not been, any underground or above ground storage tanks, surface impoundment, landfill or waste pile on or in any Company Property except where the existence of such underground or above ground storage tank, surface impoundment, landfill or waste pile would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice, or has knowledge after due inquiry for such purpose, that it is subject to any proceeding under any Environmental Law with respect to any facility to which it has sent any Hazardous Substance for re-use, recycling, reclamation, treatment, storage or disposal. The Company has filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment at Company Property, except for filings relating to matters which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company. The Company has delivered to Parent a list of all reports in its possession or control prepared during the last five years disclosing the presence of any Hazardous Substance on any Company Property.

          (c) No Company Property or any facilities owned, leased or operated by the Company contains any friable asbestos-containing material except for quantities of friable asbestos material which would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company. No claims have been made, and no suits or proceedings are pending or, to the knowledge of the Company, threatened by any employee against the Company or any of its Subsidiaries that are premised on exposure to asbestos or asbestos-containing material, which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company.

          (d) For purposes of this Section:

               (i) "Company Property" means any real property owned, leased or operated by the Company or any of its Subsidiaries and all appurtenances thereto and fixtures thereon.

               (ii) "Environmental Law" means any law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement of or with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (2) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

               (iii) "Environmental Permits" means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

               (iv) "Hazardous Substance" means any substance presently or as of the Closing Date listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, and including, without limitation, any hazardous waste, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

               (v) "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into the environment.

               (vi) "Remedial Action" means all actions required to (a) clean up, remove, treat or in any other way remediate any Hazardous Substance; (b) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (c) perform studies, investigations and care related to any such Hazardous Substance.

     3.8 EMPLOYEE BENEFITS. (a) "Company Benefit Plans" shall mean each employee or director benefit or compensation plan, arrangement or agreement, including, without limitation, pension, savings, welfare, medical or life insurance, severance, executive compensation, deferred compensation, incentive, bonus and long-term performance plans, arrangements or agreements, that is maintained, or contributed to, as of the date of this Agreement by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974 ("ERISA"). Set forth in Section 3.8(a) of the Company Disclosure Schedule is a list of the material Company Benefit Plans and the Company shall, within fifteen (15) days following the date hereof, provide Parent with a list of all Company Benefit Plans. The Company has heretofore made available to Parent true and complete copies of each material Company Benefit Plan and the following related documents: (i) the actuarial report and Form 5500 for such Company Benefit Plan (if applicable) for each of the last two years,
(ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan and (iii) the most recent summary plan description for such Company Benefit Plan. Except as set forth on Schedule 3.8(a), there is no formal arrangement or commitment, whether legally binding or not, to create any additional Company Benefit Plans or to modify or change any existing Company Benefit Plans.

     (b) (i) Each of the Company Benefit Plans, other than any Company Benefit Plan maintained outside the United States, has been operated and administered in accordance with applicable Laws, including, but not limited to, ERISA and the Code, except where the failure to so operate and administer would not reasonably be expected to have a Material Adverse Effect on the Company, (ii) except as set forth in Section 3.8(b) of the Company Disclosure Schedule, each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified, and, to the Company's knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Plan, (iii) with respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits and, to the Company's knowledge no adverse change in such funded status has occurred, (iv) except as set forth on Section 3.8(b) of the Company Disclosure Schedule, no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of it or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his or her beneficiary), (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of incurring a liability thereunder, except where such liability would not reasonably be expected to have a Material Adverse Effect on the Company, (vi) no Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code, except where any such penalty or tax would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (ix) to the Company's best knowledge, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, and
(x) no Company Benefit Plan maintained outside of the United States has assets or book reserves that are less than the accrued liabilities under such plans, and all Company Benefit Plans maintained outside of the United States have been operated and administered in accordance with applicable Laws, except where the failure to so fund or provide book reserves for such plans or to so operate and administer such plans would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     (c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise,
(ii) increase any benefits otherwise payable under any Company Benefit Plan or
(iii) result in any acceleration of the time of payment or vesting of any such benefits.

     3.9 CERTAIN CONTRACTS. (a) Except as set forth on Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Company, Parent, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (ii) that is a "Material Contract" (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iii) that purports to limit in any respect the manner in which, or the localities in which, the business of the Company and its Subsidiaries is conducted (including, for purposes of this Section 3.9, assuming the consummation of the Merger), or
(iv) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has previously made available to Parent true and correct copies of all employment, severance, deferred compensation and similar agreements to which the Company is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.9(a) is referred to herein as a "Company Contract," and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

     (b) (i) Each Company Contract is valid and binding on the Company or any of its Subsidiaries, as applicable, and in full force and effect (assuming each such Company Contract is valid and binding on the other party or parties), (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

     3.10 INTELLECTUAL PROPERTY. Except to the extent the inaccuracy of any of the following, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and, except as set forth in Section 3.10 of the Company Disclosure Schedules, the Company and each of its Subsidiaries owns or possesses adequate licenses or other legal rights to use all patents, trademarks, trade names, trade dress, copyrights, service marks, trade secrets, software, mailing lists, mask works, know-how and other proprietary rights and information, including all applications with respect thereto (collectively, "Proprietary Rights") used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted or as contemplated to be conducted by the Company, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing. To the Company's knowledge, after due inquiry for such purpose, except as set forth in
Section 3.10 of the Company Disclosure Schedule, the conduct of the business of the Company and its Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any Proprietary Rights of any third party that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.10 of the Company Disclosure Schedule, to the Company's knowledge, after due inquiry for such purposes, there are no infringements of any Proprietary Rights owned by or licensed by or to the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

     3.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1998, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course and in a manner consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company or that would reasonably be expected to prevent or materially delay the performance of this Agreement by the Company.

     3.12 INVESTIGATIONS; LITIGATION. Except as set forth in Section 3.12 of the Company Disclosure Schedule:

     (a) no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is, to the Company's knowledge after due inquiry for such purpose, pending, nor has any Governmental Entity notified the Company or any of its Subsidiaries of an intention to conduct the same;

     (b) there are no actions, suits, claims or proceedings ("Actions") pending (or, to the Company's knowledge, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity, or before any Governmental Entity or arbitration panel that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company; and

     (c) neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree or other similar restraint which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

     3.13 PROXY STATEMENT; REGISTRATION STATEMENT; OTHER INFORMATION. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement (as defined herein) or the Registration Statement (as defined herein) will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders Meeting (as defined herein), or, in the case of the Registration Statement or any amendments thereto, at the time it or they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to information supplied in writing by Parent or any affiliate of Parent specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Proxy Statement."

     3.14 SECTION 203 OF DGCL; RIGHTS AGREEMENT. Prior to the date hereof, the Board of Directors of Parent has taken all action necessary, if any, to exempt under or make not subject to (i) the provisions of Section 203 of the DGCL and
(ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (A) the execution of this Agreement, (B) the Merger and (C) the transactions contemplated hereby. No "Stock Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Company Rights Agreement) will occur and neither Parent nor Merger Sub will be deemed to be an "Acquiring Person" as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement and the Company Rights Agreement will expire immediately prior to the Effective Time.

     3.15 BOARD ACTION. The Board of Directors of the Company (at a meeting duly called and held) has by a unanimous vote of directors (i) determined that the Merger is advisable and fair and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and the Merger in accordance with the provisions of the DGCL, and (c) recommended the approval and adoption of this Agreement and the Merger by the Company Stockholders (the "Company Board Recommendation") and directed that this Agreement and the Merger be submitted for consideration by the Company Stockholders entitled to vote thereon at the Company Stockholders Meeting.

     3.16 TAX MATTERS. (a) Each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects, except to the extent that any failure to have filed or any inaccuracies in such Tax Returns would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party except to the extent that any failure to pay Taxes would not reasonably be expected to have a Material Adverse Effect on the Company. There are no pending or threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to the Company or any Subsidiary of the Company, except for those relating to Taxes which, if adversely determined, would not reasonably be expected to have a Material Adverse Effect on the Company. There are no liens for Taxes upon the assets of the Company or any Subsidiary of the Company, other than liens for current Taxes not yet due, liens for Taxes that are being contested in good faith by appropriate proceedings, and liens for Taxes which would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding, except where such request or waiver would not reasonably be expected to have a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries has made an election under Section 341(f) of the Code. The consolidated federal income Tax Returns of the Company and its Subsidiaries have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 1992. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law). Neither the Company nor any Subsidiary of the Company is a party to any agreement (with any person other than the Company or its Subsidiaries) relating to the allocation or sharing of Taxes.

     (b) Neither the Company nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (unless Parent makes a Cash Election).

     For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     3.17 LABOR MATTERS. Except as set forth in Section 3.17 of the Company Disclosure Schedule, there are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of its Subsidiaries; no such petitions have been pending at any time within two years of the date of this Agreement and, to the knowledge of the Company, except as set forth in Section
3.17 of the Company Disclosure Schedule, there has not been any organizing effort by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Company or any of its Subsidiaries at any time within two years of the date of this Agreement.

     3.18 YEAR 2000 COMPLIANCE. The Company has taken steps that are reasonable to ensure that the occurrence of the year 2000 will not materially and adversely affect the information and business systems of the Company or its Subsidiaries, and it is the Company's reasonable expectation that no material expenditures in excess of currently budgeted items will be required in order to cause such systems to operate properly following the change of the year 1999 to 2000.

     3.19 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Merrill Lynch & Co., Inc. (the "Company Financial Advisor"), dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the Company Stockholders from a financial point of view. A copy of the written opinion of the Company Financial Advisor has been delivered to Parent.

     3.20 REQUIRED VOTE OF THE COMPANY STOCKHOLDERS. The affirmative vote of a majority of the outstanding shares of Company Common Stock is required to approve the Merger. No other vote of the holders of any securities of the Company is required by law, the Company Certificate or the Company By-laws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

     3.21 BROKERS. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of the Company's Subsidiaries. The Company has heretofore made available to Parent a complete and correct copy of all agreements (and amendments thereof) between the Company and the

Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

                                   ARTICLE IV


             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB


     Parent and Merger Sub represent and warrant to the Company that:

     4.1 ORGANIZATION, QUALIFICATION, ETC. (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the corporate power and authority and all necessary governmental approvals to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the lack of such necessary governmental approvals or the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The copies of the Restated Certificate of Incorporation of Parent (the "Parent Certificate") and the By-laws of Parent (the "Parent By-laws") and the Certificate of Incorporation and By-laws of Merger Sub which have been made available to the Company are complete and correct and in full force and effect on the date hereof, and neither Parent nor Merger Sub is in violation of any of the provisions of their respective Certificate of Incorporation or By-laws.

     (b) Each of Parent's Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has the power and authority and all necessary governmental approvals to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the lack of such necessary governmental approvals or the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     4.2 CAPITALIZATION. (a) The authorized capital stock of Parent consists of 1,000,000,000 shares of the Parent Common Stock, and 250,000,000 shares of preferred stock, $1.00 par value ("Parent Preferred Stock"), of which 20,000,000 shares of Parent Preferred Stock were designated as Series A ESOP Convertible Preferred Stock. As of February 16, 1999, 225,557,930 shares of Parent Common Stock and 12,497,460.841 shares of Parent Preferred Stock were issued and outstanding; 68,615,769 shares of Parent Common Stock were held in the Parent's treasury. All the outstanding shares of Parent Common Stock have been validly issued and are fully paid, non-assessable and free of preemptive rights. As of February 17, 1999, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than Parent Options, of which, as of the date of this Agreement, 23,148,492 were outstanding, 10,864,999 were exercisable, Parent Options for up to 2% of outstanding shares of Parent Common Stock per year remained available for grant under Parent's Long Term Incentive Plan, Parent Options for up to 1,000,000 shares of Parent Common Stock remained available for grant under Parent's Employee Stock Option Plan, and Parent Options for 2,000 shares of Parent Common Stock per year for each of Parent's non-employee directors remained available for grant under Parent's Non-Employee Director Stock Option Program, and other than pursuant to Parent's Dividend Reinvestment and Stock Purchase Plan and Parent's Employee Stock Award Program (all such Parent Option and Parent stock arrangements collectively the "Parent Stock Plans").

     (b) All of the outstanding shares of capital stock of Merger Sub are validly issued, fully paid and non-assessable and are owned by Parent free and clear of all liens, claims, charges or encumbrances. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, Merger Sub.

     (c) Except for the issuance of shares of the Parent Common Stock pursuant to Parent Options or under Parent Stock Plans, since February 16, 1999, no shares of Parent Common Stock or Parent Preferred Stock have been issued.

     4.3 CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION; APPROVALS. (a) Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding agreement of the Company, this Agreement constitutes a valid and binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms.

     (b) The execution and delivery of this Agreement by Parent and by Merger Sub do not, and the performance of this Agreement by Parent and by Merger Sub will not, (i) conflict with or violate any provision of the Parent Certificate or the Parent By-laws; (ii) conflict with or violate any provision of any equivalent organizational documents of Merger Sub; (iii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(c) have been obtained and all filings and obligations described in Section 4.3(c) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; or (iv) except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, result in any breach of or any loss of any benefit or any triggering of additional rights under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Subsidiary of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts or violations which neither, individually or in the aggregate, (A) would reasonably be expected to have a Material Adverse Effect on Parent nor (B) prevent or materially delay the performance of this Agreement by Parent.

     (c) Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange Act, the HSR Act, Section 4043 of ERISA, any non-United States competition, antitrust and investments Laws and the securities or blue sky Laws of the various states, the rules of the NYSE, and other than as set forth in items 1. and 2. of Section 3.3(c) of the Company Disclosure Schedule and any necessary approvals of the United States government or any agencies, departments or instrumentalities thereof (collectively, the "Parent Required Approvals"), no authorization, consent or approval of, or filing with or notification of, any Governmental Entity or of or with any third party is necessary for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals, filings, or notifications, the failure to obtain or make that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or substantially impair or delay the consummation of the transactions contemplated hereby.

     4.4 REPORTS AND FINANCIAL STATEMENTS. Since December 31, 1995, Parent has timely filed all registration statements, prospectuses, forms, reports and documents and other filings required to be filed by it with the SEC under the rules and regulations of the SEC (collectively, "Parent SEC Reports"). As of their respective dates, such Parent SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) fairly present the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments, which would not reasonably be expected to have a Material Adverse Effect on Parent), in each case, in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1998, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course and in a manner consistent with past practice and, as of the date hereof, there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, a Material Adverse Effect on Parent or that would reasonably be expected to prevent or materially delay the performance of this Agreement by Parent.

     4.6 PROXY STATEMENT; REGISTRATION STATEMENT; OTHER INFORMATION. None of the information supplied by Parent with respect to Parent or its Subsidiaries to be included in the

Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statement or any amendments thereto, at the time it or they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by Parent with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Proxy Statement or Registration Statement. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

     4.7 BOARD ACTION. The Board of Directors of Parent (at a meeting duly called and held) has by a unanimous vote of the directors in attendance at such meeting (i) determined that the Merger is advisable and fair and in the best interests of Parent and its stockholders and (ii) approved the Merger and the issuance of Parent Common Stock in the Merger in accordance with the applicable provisions of the DGCL.

     4.8 LACK OF OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock (exclusive of any shares owned by Parent's employee benefit plans).

     4.9 NO REQUIRED VOTE OF PARENT STOCKHOLDERS. No vote of the holders of any class of Parent's capital stock is necessary to approve and adopt this Agreement or the transactions contemplated hereby.

     4.10 BROKERS. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of Parent's Subsidiaries.

                                  ARTICLE V


                  COVENANTS RELATING TO CONDUCT OF BUSINESS


     5.1 CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE EFFECTIVE TIME. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as (A) otherwise expressly provided in this Agreement, (B) required by Law, or (C) set forth on Section 5.1 of the

Company Disclosure Schedule, prior to the Effective Time, the Company will not, and will cause its Subsidiaries not to, without the prior written consent of
Parent:

     (a) do or effect any of the following actions with respect to its or its Subsidiaries' securities: (i) adjust, split, combine or reclassify its capital stock, (ii) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than regular quarterly dividends on Company Common Stock and dividends declared and paid by any of the Company's directly or indirectly wholly owned Subsidiaries, (iii) grant any person any right or option to acquire any shares of its capital stock, (iv) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities, including pursuant to any employee stock purchase plans (except pursuant to the exercise of Company Options that are outstanding as of the date hereof and disclosed in Section 5.1 of the Company Disclosure Schedule), (v) reprice any Company Options, or (vi) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

     (b) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business consistent with past practice;

     (c) make or propose any changes in the Company Certificate or the Company By-Laws;

     (d) merge or consolidate with any other person;

     (e) acquire an amount of assets or capital stock of any other person in excess of $1,000,000;

     (f) redeem any rights under, amend or modify, or propose to amend or modify, the Company Rights Agreement, as amended as of the date hereof;

     (g) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

     (h) create any new Subsidiaries;

     (i) increase the compensation or benefits payable or to become payable to its directors, officers or, except in the ordinary course of business consistent with past practice, other employees (whether from the Company or any of its Subsidiaries), or pay or award or accelerate any benefit not required by any existing plan or arrangement to any officer, director or employee (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Company Benefit Plans or otherwise), or grant any severance or termination pay to any officer, director or other employee of the Company or any of its Subsidiaries (other than as required by existing agreements or policies described in Section 5.1 of the Company Disclosure Schedule), or enter into or amend any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries or establish, adopt, enter into, amend, or waive any performance or vesting criteria under any Company Benefit Plan for the benefit or welfare of any current or former directors, officers or employees of the Company or its Subsidiaries or their beneficiaries or dependents, except, in each case, to the extent required by applicable Law or regulation;

     (j) change any method or principle of financial accounting in a manner that is inconsistent with past practice except to the extent required by GAAP as advised by the Company's regular independent accountants, make any Tax election (unless required by law or made in the ordinary course of business consistent with past practice), settle or compromise any Tax liability of the Company or any of its Subsidiaries in excess of $500,000 or any pending or threatened suit, action or claim relating to any potential or actual Tax liability of the Company or any of its Subsidiaries in excess of $500,000, change any method of accounting for Tax purposes or file (other than in a manner consistent with past practice) any Tax Return;

     (k) settle any Actions, whether now pending or hereafter made or brought involving, individually, an amount in excess of $500,000 or, in the aggregate, an amount in excess of $1,000,000, or enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any Action;

     (l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which the Company is a party;

     (m) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted by Section 6.13);

     (n) write up, write down or write off the book value of any assets, individually in an amount in excess of $250,000 or, in the aggregate, in an amount in excess of $750,000, except for depreciation and amortization in accordance with GAAP consistently applied;

     (o) incur or commit to any capital expenditures unless such capital expenditure is reflected in the budget previously provided to Parent (the "Budget") or any other items that, individually or in the aggregate, are not in excess of $750,000;

     (p) take any action to exempt or make not subject to (i) the provisions of
Section 203 of the DGCL or (ii) any other state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Parent or its Subsidiaries) or any action taken thereby, which person, entity or action would otherwise have been subject to the restrictive provisions thereof and not exempt therefrom;

     (q) enter into any transaction or agreement, or amend any existing agreement between the Company or any of its Subsidiaries and any director or executive officer of the Company;

     (r) enter into or carry out any other material transaction other than in the ordinary and usual course of business;

     (s) knowingly take any action that would prevent or impede the Merger (unless Parent makes a Cash Election) from qualifying as a "reorganization" within the meaning of Section 368 of the Code;

     (t) agree in writing or otherwise to take any of the foregoing actions.

     5.2 ADVICE OF CHANGES. The Company shall promptly advise Parent of any change in the normal course of the Company's or its Subsidiaries' businesses and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity if such change, complaint, investigation or hearing would reasonably be expected to have a Material Adverse Effect on the Company, would reasonably be expected to cause or constitute a material breach of any of the Company's representations, warranties or covenants contained herein, or is reasonably likely to delay or impede the ability of the Company to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

     5.3 CONDUCT OF PARENT'S OPERATIONS. Except as set forth in Section 5.3 of the Parent Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, Parent shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it and to preserve goodwill. During the period from the date of this Agreement to the Effective Time, Parent shall not (i) make any amendment to the Parent Certificate that changes the fundamental attributes of the Parent Common Stock, (ii) make any material changes to the Certificate of Incorporation of Merger Sub, (iii) make, declare or pay any extraordinary cash dividend, other than extraordinary dividends between Parent and a Subsidiary of Parent, (iv) take any action that is material and adverse to the Company Stockholders as prospective stockholders of Parent and that affects Company Stockholders disproportionately as compared to the current stockholders of Parent, (v) permit or cause any Subsidiaries to do any of the foregoing or agree or commit to any of the foregoing, or (vi) agree in writing or otherwise to take any of the foregoing actions.

                                   ARTICLE VI


                              ADDITIONAL AGREEMENTS


     6.1 REGULATORY MATTERS. (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement (which shall be the same as the proxy statement/prospectus filed by Parent with the Registration Statement), and Parent shall promptly prepare and file with the SEC a Registration Statement on Form S-4 to register the Parent Common Stock to be issued in connection with the Merger (the "Registration Statement"). Each of the Company and Parent shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter, as promptly as practicable, mail or deliver the Proxy Statement to the Company Stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or blue sky permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company capital stock as may be reasonably requested by Parent in connection with any such action.

     (b) Subject to Section 6.1(d), each of the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to file in connection with the Merger and the transactions contemplated hereby as soon as practicable (i) notifications under the HSR Act, and (ii) such notifications and filings as may be required under any other Antitrust Laws (as defined below). Subject to Section 6.1(d), the Company and Parent shall use their reasonable best efforts to take all action necessary, proper and advisable under applicable Antitrust Laws and regulations with respect to the following: (x) to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including, without limitation, by responding as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") or any state or local governmental entity for additional information or documentation, (y) with regard to the supernational and multinational authorities to cause the expiration or termination of applicable waiting periods, the satisfaction of such other filing requirements, or the issuance of such approvals, consents or authorizations as may be required with respect to the Antitrust Laws of any foreign jurisdiction, and (z) to avoid the entry of any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, under any Antitrust Law, that would have the effect of prohibiting, preventing or restricting consummation of such transactions. The Company and Parent shall, in connection with the efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under Antitrust Laws, (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) promptly inform the other party of any communication to it from any Governmental Entity and permit the other party to review in advance any proposed communication from it to any Governmental Entity or third party (other than documents containing confidential business information that shall be shared only with outside counsel to the non-filing party); and (iii) consult with the other party in advance of arranging for or participating in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry. The Company shall not enter into any proposed understanding, undertaking or agreement with any Governmental Entity in connection with the transactions contemplated by this Merger Agreement without the prior written consent of Parent. Without limiting the generality of the foregoing, the Company and Parent shall make all necessary filings in connection with any other Company Required Approvals and Parent Required Approvals promptly following the date of this Agreement, and shall use their reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information, documents and access to knowledgeable persons requested with respect to such and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any such approvals. Subject to Section 6.1(d), each of the Company and Parent shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in as expeditious a manner as possible. Subject to Section 6.1(d), in the event that a suit is instituted by any person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable U.S., state, local or foreign antitrust, competition or other laws, each of the Company and Parent shall use its reasonable best efforts to resist or resolve such suit.

     (c) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all other federal, state, or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, creating or enhancing a dominant position, restraint of trade or lessening of competition through merger or acquisition.

     (d) Notwithstanding any other provision of this Agreement, under no circumstances shall Parent be obligated, in connection with its efforts to obtain any required consent or approval of a Governmental Entity, to take any action that, in the reasonable judgment of Parent, would reasonably be expected to materially impair the overall benefits expected to be realized by Parent from consummation of the Merger.

     6.2 ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, during the period prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours, to its officers, employees, agents, properties, books, contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent all other information concerning its business, properties and personnel as Parent may reasonably request.

     (b) Parent shall hold all information furnished by or on behalf of the Company or any of the Company's Subsidiaries or representatives pursuant to
Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated December 10, 1998, between the Company and Parent (the "Confidentiality Agreement").

     (c) No investigation by the Parent or its representatives shall affect the representations and warranties of the other set forth herein.

     6.3 COMPANY STOCKHOLDERS MEETING. The Company shall take all action in accordance with the federal securities laws, the DGCL and the Company Certificate and the Company By-laws necessary to duly call, give notice of, convene and hold a special meeting of the Company Stockholders (the "Company Stockholders Meeting") to be held on the earliest practicable date determined in consultation with Parent to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby. Unless the Board of Directors of the Company shall withdraw, modify or change, in a manner adverse to Parent, the Company Board Recommendation pursuant to Section 6.13, the Company shall solicit the approval of the Merger, this Agreement and the transactions contemplated hereby, by the Company Stockholders, and the Board of Directors of the Company shall make the Company Board Recommendation.

     6.4 LEGAL AND OTHER CONDITIONS TO MERGER. Subject to Section 6.1(d), each of the Company and Parent shall, and shall cause its Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all appropriate actions
(i) to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement and (iii) to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     6.5 AFFILIATES OF THE COMPANY. The Company shall use its reasonable best efforts to cause each such person who may be at the date of the Company Stockholders Meeting an "affiliate" of the Company for purposes of Rule 145 under the Securities Act to execute and deliver to Parent at or prior to the Closing the written undertakings in the form attached hereto as Exhibit A (a "Company Affiliate Letter"). No later than 10 days prior to the Closing, the Company, after consultation with its outside counsel, shall provide Parent with a letter (reasonably satisfactory to outside counsel to Parent) specifying all of the persons or entities who, in the Company's opinion, may be deemed to be "affiliates" of the Company under the preceding sentence. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Company Affiliate Letter on the certificates evidencing Parent Common Stock to be received by any such "affiliate" of the Company specified in such letter pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of Parent Common Stock, consistent with the terms of the Company Affiliate Letter, regardless of whether such person has executed the Company Affiliate Letter.

     6.6 STOCK EXCHANGE LISTING. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     6.7 EMPLOYEE BENEFITS. (a) (i) Parent shall, as of the Effective Time, assume and honor or cause the Surviving Corporation to assume and honor, all Company Benefit Plans (including, but not limited to, each employment, consulting and severance agreement and the Company's Deferred Compensation Plan and Supplemental Retirement Plan (the "SRP") and the enhanced SRP benefit for the six individuals previously disclosed to Parent), pursuant to the terms of the Company Benefit Plans. Notwithstanding the foregoing, the Company agrees to, effective as of the date hereof, take appropriate action and to amend the SRP to clarify that the SRP may be terminated with respect to future benefit accruals thereunder, which relate to post-Effective Time service.

          (ii) Parent acknowledges that for purposes of the Company Benefit Plans, the consummation of the Merger will constitute a "Change in Control" of the Company and a "Transaction" (as such terms are defined in such plans, agreements and arrangements), and that following the Effective Time the employees set forth in Section 6.7(a)(ii) of the Company Disclosure Schedule may terminate employment under their employment agreements and receive change of control severance benefits (as described in Section 6.7(a)(ii) of the Company Disclosure Schedule) thereunder.

     (b) With respect to employees who are not collectively bargained employees of the Company immediately prior to the Effective Time ("Company Employees"), in addition to the foregoing, except as provided herein, Parent shall cause the Surviving Corporation to continue to maintain the Company Benefit Plans (other than equity-based plans or arrangements) at least through December 31, 1999. With respect to such Company Employees, from January 1, 2000 through the second anniversary of the Effective Time, Parent shall, provide employee benefits and incentive compensation (other than equity-based programs) substantially equivalent in the aggregate to, in the discretion of the Parent, either those provided to the Company Employees immediately prior to the Effective Time or those provided to similarly situated employees of the Parent and its Subsidiaries.

     (c) For purposes of all employee benefit plans, maintained by or contributed to by the Parent or its Subsidiaries in which Company Employees participate, Parent shall cause each such plan to treat the prior service with the Company and its Subsidiaries of each Company Employee as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate and vesting thereunder. In addition, Parent shall recognize each Company Employee's service with the Company and its Subsidiaries prior to the Effective Time for purposes of determining benefit levels for vacation, sick time, short term disability and severance). In the event Parent terminates, suspends or merges a Company tax-qualified defined benefit pension plan with a "final average pay" formula, Parent will make future adjustments to accrued benefits under such plan based on future compensation increases, cost of living increases or such other reasonable and appropriate method, determined by the Parent, to prevent a material reduction in the relative value of the accrued benefit under Company's pension plan; provided, however, that no such adjustment shall be required if it would result in a duplication of benefits.

     (d) Parent shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefits plans that such Company Employees may be eligible to participate in after the Effective Time, except for such conditions which are pre-existing conditions under the applicable Company Benefit Plan and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time (in the calendar year of the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     (e) The Company's Officer Performance Compensation Plan and, with respect to corporate headquarters and aerospace division employees, the Company's Management Performance Plan (the "Performance Plans") shall be terminated at the Effective Time. The Management Performance Plan, with respect to employees other than corporate headquarters or aerospace division employees, may, at the discretion of Parent, continue through December 31, 1999, or be terminated at the Effective Time. In the event the Management Performance Plan is continued, as soon as practicable following the Effective Time, Parent shall equitably adjust the 1999 performance targets established for the Management Performance Plan to the extent adjustment may be appropriate as a result of the effect of the transaction contemplated herein on such performance targets. Adjusted performance targets shall provide a reasonably equivalent measure of Company business performance as a division or subsidiary of Parent relative to the Company's business performance as an independent company. Following termination of the Performance Plans, pro rata payments will be made under such plans as of the Effective Time, based upon the performance of the Company through the end of the month immediately preceding the Effective Time.

     (f) Parent agrees to provide Company Employees severance benefits if such employee's employment is either involuntarily terminated without cause or constructively terminated due to relocation or a decrease in base compensation (a "Termination Event"), in each case within one year following the Effective Time. The amount of such severance benefits and the provision of non-cash benefits such as outplacement services and continuation of welfare benefit coverage shall be determined by Parent, based upon the established severance policies and practices of the Company and the Parent in connection with "downsizing" of employees, and upon severance programs in similar industries and/or geographical locations and other similar factors; provided, that the Company may establish a severance plan, effective following the Effective Time, for approximately ninety-five (95) corporate headquarters employees and for the office personnel of the Company's aerospace division, which will provide severance benefits if a Termination Event occurs on or prior to December 31, 1999. Such severance plan will provide the level and type of benefits described in Section 6.7(f) of the Company Disclosure Schedule, the receipt of which shall be conditioned upon the execution of a standard Parent waiver and release of claims.

          (g) Prior to the Effective Time, the Company may establish a retention program on terms and conditions to be reasonably agreed upon by Company and the Parent.

      6.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) From and after the Effective Time, Parent shall cause (including, to the extent required, providing sufficient funding to enable the Surviving Corporation to satisfy all of its obligations under this Section 6.8(a)), the Surviving Corporation to indemnify, defend and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the fullest extent provided or permitted under the Company Certificate, the Company By-laws, and any indemnification agreements in effect on the date hereof and previously disclosed in writing to Parent. The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions with respect to indemnification substantially the same as those in the Company Certificate and the Company By-laws.

          (b) Parent shall cause the individuals serving as officers and directors of the Company and its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend more than 200% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and provided further that if Parent is unable to maintain or obtain the insurance called for by this Section 6.8(b), Parent shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount.

     6.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

     6.10 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld, except, if time does not permit such consultation and obtaining such consent, as may be required by Law or the rules and regulations of the NYSE.

     6.11 MERGER SUB. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Parent) or any material liabilities.

     6.12 SUBSEQUENT FINANCIAL STATEMENTS. The Company shall provide to Parent a copy of the Company's financial statements for any period ending after the date of this Agreement prior to making publicly available its financial results for any such period and prior to filing any Company SEC Documents after the date of this Agreement.

     6.13 NO SOLICITATION. During the term of this Agreement, the Company itself shall not, and it shall not authorize or permit any of its Subsidiaries, or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company, or the acquisition of any capital stock (other than upon exercise of the Company Options that are outstanding as of the date hereof) or all or any material portion of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Parent, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement and the Company will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction; provided that, at any time prior to the approval of the Merger by the Company Stockholders, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a Superior Proposal (as defined below) that was not solicited, initiated, facilitated or encouraged by the Company, its Subsidiaries or any of their respective representatives, directors, officers or employees after the date of this Agreement if and so long as the Board of Directors of the Company determines in good faith, after consultation with and receipt of advice from its outside counsel, that such action is required to comply with its fiduciary duties under applicable Law. As a condition to furnishing non-public information to any party that makes a Superior Proposal, the Company will enter into a confidentiality agreement with such party, with terms and conditions no less favorable to the Company than the terms and provisions contained in the Confidentiality Agreement. In the event that, prior to the approval of the Merger by the Company Stockholders, the Board of Directors of the Company receives a Superior Proposal that was not solicited, initiated, facilitated or encouraged by the Company, its Subsidiaries or any of their respective representatives, directors, officers or employees, after the date of this Agreement, and the Board of Directors of the Company determines in good faith after consultation with its outside counsel that such action is required to comply with its fiduciary duties under applicable Law, the Board of Directors of the Company may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Parent, the Company Board Recommendation and/or recommend a Superior Proposal to the Company Stockholders, provided that it gives Parent five business days' prior written notice of its intention to do so. From and after the execution of this Agreement, the Company shall promptly, orally and in writing, advise Parent of the receipt by it, any of its Subsidiaries, or any of their respective directors, officers, employees or representatives, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms and conditions thereof, and any amendments or revisions thereto, and the identity of the other party or parties involved) and promptly furnish to Parent a copy of any such written proposal in addition to any information provided to or by any third party relating thereto. In addition, the Company shall immediately advise Parent, in writing, if the Board of Directors of the Company shall make any determination as to any Competing Transaction as contemplated by the first proviso to this Section 6.13. Nothing contained in this Section 6.13 shall prevent the Company or its Board of Directors from complying with Rule 14e-2 promulgated under the Exchange Act with regard to any proposal for a Competing Transaction. As used herein, the term "Superior Proposal" means a written proposal relating to a Competing Transaction that the Board of Directors of the Company determines is, after consulting with and receipt of advice from the Company Financial Advisor (or any other nationally recognized investment banking firm), more favorable to the Company Stockholders from a financial point of view than the transactions contemplated by this Agreement (including, and after considering, any adjustment to the terms and conditions proposed by Parent in response to such Competing Transaction), and (if such Competing Transaction includes cash as consideration) that sufficient financing commitments have been obtained with respect to such Competing Transaction that it reasonably expects a transaction pursuant to such proposal could be consummated and that such transaction is reasonably capable of being consummated without material delay taking into account all legal, accounting, regulatory and other aspects of such Competing Transaction. Nothing in this Section 6.13 shall permit the Company or Parent to terminate this Agreement except as specifically provided in Article VIII hereof. The Company shall not release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person and the Company has previously delivered all such agreements to Parent.


                                 ARTICLE VII


                             CONDITIONS PRECEDENT


     7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. The requisite holders of issued and outstanding shares of Company Common Stock shall have duly approved and adopted the Merger Agreement and the Merger.

          (b) NYSE Listing. The shares of Parent Common Stock which shall be issued to the Company Stockholders upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

          (d) Other Approvals. (i) Approval by the European Commission under the EU Council Regulation 4064/89, as amended, shall have been received; (ii) all waiting periods under the Competition Act of Canada shall have expired or been terminated; and (iii) all other Parent Required Approvals and all other Company Required Approvals (other than under the HSR Act which is covered by Section 7.1(c) above) with respect to the Merger shall have been obtained except where the failure to obtain such Parent Required Approvals and Company Required Approvals would not reasonably be expected to have a Material Adverse Effect on the Company or Parent or to materially impair the benefits expected to be realized by Parent from consummation of the Merger.

          (e) Registration Statement/Proxy Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The Proxy Statement shall have been delivered to the Company Stockholders in accordance with the requirements of the Securities Act and the Exchange Act.

          (f) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive or other order shall have been enacted, issued, promulgated or enforced by any Governmental Entity and no preliminary or permanent injunction, temporary restraining order or other legal restraint or prohibition issued by a court or other Governmental Entity (collectively "Restraints") preventing or rendering illegal the consummation of the Merger shall be in effect.

          (g) Tax Opinions. Unless Parent makes a Cash Election, the Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, which opinions shall be dated as of the Closing Date, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Merger Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, such firms may rely upon representations and covenants, including those contained in certificates of officers of the Company, Merger Sub and Parent, which representations and covenants are in form and substance reasonably acceptable to such counsel.

     7.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement (when read without any exception or qualification as to materiality or Material Adverse Effect) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specific date which shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except where the failure or failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer, Chief Financial Officer or an Executive Vice President of Parent to the foregoing effect.

          (b) Performance of Obligations of Parent. Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer, Chief Financial Officer or an Executive Vice President of Parent to such effect.

     7.3 CONDITIONS TO OBLIGATIONS OF PARENT. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (when read without any exception or qualification as to materiality or Material Adverse Effect) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specific date which shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except where the failure or failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any event, occurrence, development or state of circumstances, that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

          (d) Affiliate Letters. The Company shall have used its reasonable best efforts to cause each person identified as an affiliate pursuant to Section
     6.5 to deliver to Parent, prior to the Effective Time, a Company Affiliate Letter.

                                  ARTICLE VIII


                            TERMINATION AND AMENDMENT


     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Company Stockholders:

          (a) by mutual written consent of the Company and Parent;

          (b) by either the Company or Parent if (i) any Restraint preventing or rendering illegal consummation of the Merger shall have become final and nonappealable (unless the failure by such party to fulfill its obligations pursuant to Section 6.1(b) shall have been the cause of, or resulted in, such Restraint) or (ii) any Governmental Entity shall have failed to issue an order, decree or ruling or to take any other action necessary to fulfill the condition set forth in Section 7.1(d) and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable (unless the cause of such denial was the failure by such party to comply with Section 6.1(b));

          (c) by either the Company or Parent if the Merger shall not have been consummated on or before October 31, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either the Company or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing Date;

          (e) by either the Company or Parent if the approval of the Company Stockholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders Meeting or at any adjournment or postponement thereof;

          (f) by Parent if (i) the Board of Directors of the Company shall, or shall announce its intention to, withdraw, modify or change the Company Board Recommendation in a manner adverse to Parent, or if the Board of Directors of the Company shall have refused to affirm the Company Board Recommendation as promptly as practicable (but in any case within three business days) after receipt of any written request from Parent or (ii) the Board of the Directors of the Company approves or recommends a Competing Transaction; or

          (g) by the Company if the Board of Directors of the Company shall conclude in good faith, after consultation with and receipt of advice from its outside counsel, that in light of the receipt of a Superior Proposal that was not solicited, initiated, facilitated or encouraged after the date of this Agreement by the Company, its Subsidiaries or any of their respective representatives, directors, officers or employees, such action is required to comply with its fiduciary duties under applicable Law, the Company may (only after the Company has made such payment as is provided for in Section 8.2(b) and only prior to the approval of this Agreement by the Company Stockholders) terminate this Agreement solely in order to concurrently enter into a definitive agreement with respect to such Superior Proposal; provided, however, the Company may not terminate this Agreement pursuant to this clause (g) until after the fifth business day following the delivery to Parent of written notice advising Parent that the Board of Directors of the Company is prepared to enter into a definitive agreement with respect to a Superior Proposal and only if, during such five-business day period, the Company and its representatives shall, if requested by Parent, have negotiated in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger on such adjusted terms.

     8.2 EFFECT OF TERMINATION. (a) Except as provided in Section 8.2(b), in the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement and the agreements and covenants set forth in Section 9.1 shall survive termination.

     (b) In the event of termination of this Agreement without consummation of the transactions contemplated hereby:

          (i) by Parent pursuant to Section 8.1(f);

          (ii) by the Company pursuant to Section 8.1(g); or

          (iii) by either party pursuant to Sections 8.1(c) or 8.1(e) or by Parent pursuant to Section 8.1(d), in each case with respect to this clause
(iii), in circumstances where within 16 months after the termination of this Agreement the Company enters into a definitive agreement in respect of, or approves or recommends a Competing Transaction or redeems any rights under, or modifies or agrees to modify, the Company Rights Agreement (or any replacement thereof) to facilitate, any Competing Transaction with any person (other than Parent or any Subsidiary of Parent), then the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount of $160,000,000 (the "Breakup Fee"), in the case of a termination by Parent pursuant to clause (i) above, within two business days following such termination or, in the case of a termination by the Company pursuant to clause
(ii) above, concurrently with such termination, or, in the case of clause (iii) above, not later than the earliest of the date of such definitive agreement, approval, recommendation, redemption, modification or agreement to modify. Acceptance by Parent of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated. Termination by the Company pursuant to Section 8.1(g) shall not be effective until payment of the Breakup Fee required by this Section 8.2(b).

     8.3 AMENDMENT; EXTENSION; WAIVER. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended by the parties hereto, and the parties hereto may, to the extent legally allowed,
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein; in each case, by action taken or authorized by their respective Boards of Directors; provided, however, that, after any approval of the transactions contemplated by this Agreement by the Company Stockholders, there may not be, without further approval of such stockholders, any amendment, extension or waiver of this Agreement or any portion thereof which changes the amount or the form of the consideration to be delivered to the Company Stockholders hereunder other than as contemplated by this Agreement. Any amendment or agreement on the part of the parties hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX


                               GENERAL PROVISIONS


     9.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply, in whole or in part, after the Effective Time, including the agreements contained in this Section 9.1 and Sections 6.2(b) (access to information), 6.7 (employee benefits), 6.8 (indemnification, directors' and officers' insurance), 6.9 (additional agreements), 8.2 (effect of termination) and 9.2 (expenses).

     9.2 EXPENSES. Subject to the provisions of Article VIII, including Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by the Company and Parent.

     9.3 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like means) or sent by electronic transmission to the telecopier number specified below:

          (a)  if to the Company, to:

               Sundstrand Corporation
               Corporate Headquarters
               4949 Harrison Avenue
               Rockford, Illinois  61125-7003
               Attention:  General Counsel
               Telecopy:  (815) 394-2440

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               919 Third Avenue
               New York, New York 10022
               Attention:  Roger S. Aaron, Esq.
                           Alan C. Myers, Esq.
               Telecopy No.:  (212) 735-2000

          (b)  if to Parent or Merger Sub, to:

               United Technologies Corporation

               United Technologies Building
               1 Financial Plaza
               Hartford, Connecticut  06101
               Attention:  General Counsel
               Telecopy:  (860) 728-7862

               with a copy to

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019
               Attention:  Barry A. Bryer, Esq.
               Telecopy No.:  (212) 403-2000

     9.4 INTERPRETATION; CERTAIN DEFINITIONS. (a) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, a Section of or an Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (b) (i) References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person that, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise.

          (ii) As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to the Company or Parent, as the case may be, means such state of facts, event, change or effect that has had a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries or Parent and its Subsidiaries, in either case, taken as a whole, provided that Material Adverse Effect shall not include changes or effects relating to general U.S. or global economic conditions.

          (iii) References in this Agreement to "Subsidiaries" of the Company or Parent shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof, directly or indirectly, owned by the Company or Parent, as the case may be.

          (iv) References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity.

          (v) Use of the word "including" shall mean "including, without limitation."

          (vi) Reference to the "knowledge" of any person that is not an individual shall be to the knowledge of the executive officers of such person and, with respect to representations and warranties made or deemed to be made as of the Closing Date, unless expressly limited to a specified date of this Agreement, shall include knowledge obtained at any time after the date hereof and prior to the Closing Date.

     9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.6 ENTIRE AGREEMENT. This Agreement (and the Exhibits, Disclosure Schedules and other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     9.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Law.

     9.8 CONSENT TO JURISDICTION; VENUE. (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

     9.9 SPECIFIC PERFORMANCE. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party is not in material default hereunder.

     9.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     9.11 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                        SUNDSTRAND CORPORATION

                                        By: /s/ Robert H. Jenkins
                                            Name:  Robert H. Jenkins
                                            Title:  Chairman, President and
                                                    Chief Executive Officer

                                        UNITED TECHNOLOGIES CORPORATION

                                        By: /s/  George David
                                            Name:  George David
                                            Title:  Chairman, President and
                                                    Chief Executive Officer

                                        HSSAIL INC.

                                        By: /s/ Ari Bousbib
                                            Name:  Ari Bousbib
                                            Title:  President

                                                                       Exhibit A

                                    ____________. 1999

United Technologies Corporation
United Technologies Building
1 Financial Plaza
Hartford, Connecticut  06101

Gentlemen:

          The undersigned acknowledges that, as of the date hereof, the undersigned may be deemed to be an "affiliate" of Sundstrand Corporation, a Delaware corporation (the "Company"), as the term "affiliate" is used in and for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein shall be construed as an admission of such fact. Pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger dated as of February __, 1999 (the "Agreement"), among the Company, United Technologies Corporation, a Delaware corporation ("Parent"), and HSSail Inc., a Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), the Company will be merged with and into Merger Sub (the "Merger") and all of the outstanding shares of common stock of the Company, par value $.50 per share ("Company Common Stock"), will be converted into the right to receive shares of common stock par value $1.00 per share, of Parent ("Parent Common Stock") and/or the Cash Consideration (as defined in the Agreement). In, or as a result of, the Merger, the undersigned may receive shares of Parent Common Stock in exchange for the shares of the Company Common Stock owned by the undersigned immediately prior to the time of the effectiveness of the Merger (the "Effective Time").

          The undersigned acknowledges that if the undersigned is an "affiliate," as the term is used in and for the purposes of Rule 145 under the Securities Act, the undersigned's ability to sell, assign or transfer shares of Parent Common Stock beneficially owned by the undersigned as a result of the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale, assignment or transfer of such securities of Rule 144 and 145(d) promulgated under the Securities Act.

          The undersigned further acknowledges and agrees with Parent that the undersigned will not offer to sell, transfer or otherwise dispose of any of the shares of Parent Common Stock beneficially owned by the undersigned as a result of the Merger except (a) in compliance with the applicable provisions of Rule 145 or (b) pursuant to a registration statement under the Securities Act or (c) in a transaction that, in the opinion of counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the Commission, is not required to be registered under the Securities Act; provided, however, that, for so long as the undersigned holds any shares of Parent Common Stock as to which the undersigned is subject to the limitations of Rule 145, Parent will use its reasonable efforts to file all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as the same shall be in effect at the time, so as to satisfy the requirements of paragraph (c) of Rule 144 under the Securities Act that there be available current public information with respect to Parent, and to that extent to make available to the undersigned the exemption afforded by Rule 145 with respect to the sale, transfer or other disposition of the shares of Parent Common Stock.

          In the event of a sale or other disposition by the undersigned of shares of Parent Common Stock pursuant to Rule 145(d)(1), the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock owned by the undersigned, but that upon receipt of such evidence of compliance or the availability of an exemption from registration under the Securities Act, the transfer agent shall effectuate the transfer of shares of Parent Common Stock sold as indicated in the letter.

          The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing shares of Parent Common Stock received by the undersigned in the Merger or held by a transferee thereof which legends will be removed by delivery of substitute certificates, and the related transfer restrictions will be lifted forthwith, upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Securities Act. Notwithstanding the foregoing, any such legends will be removed by delivery of substitute certificates upon written request of the undersigned if at the time of making such request the undersigned would otherwise be permitted to dispose of the shares of Parent Common Stock represented by such certificates pursuant to Rule 145(d)(2) or Rule 145(d)(3).

            The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of shares of Parent Common Stock and Company Common Stock and
(ii) the receipt by Parent of this letter agreement is an inducement to Parent's obligations to consummate the Merger. This letter agreement shall expire and be of no force or effect upon termination of the Agreement prior to the Effective Time.

                                    Very truly yours,

                                    ---------------------------------
                                    Name:
Accepted and agreed this
___ day of ___________, 1999

UNITED TECHNOLOGIES CORPORATION


By:______________________________
   Name: ________________________
   Title: _______________________

                                                                    Annex I to
                                                                     Exhibit A

                          _______________ ___, _____

United Technologies Corporation
United Technologies Building
1 Financial Plaza
Hartford, Connecticut  06101

          On __________ __, ____, the undersigned sold the securities of United Technologies Corporation (the "Parent") described below in the space provided for that purpose (the "Securities"). The Securities were acquired by the undersigned in connection with the merger of Sundstrand Corporation with HSSail Inc.

          Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

          The undersigned hereby represents to Parent that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents to Parent that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                    Very truly yours,

DESCRIPTION OF SECURITIES SOLD: